Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 of our report dated June 15, 2007, except for the effects of the reverse stock split discussed in Note 13 to the consolidated financial statements, as to which the date is October 3, 2007, relating to the financial statements of MAP Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 3, 2007